Exhibit 4.1

UCOMMUNE INTERNATIONAL LTD

Floor 8, Tower D

No.2 Guang Hua Road

Chaoyang District, Beijing

People’s Republic of China, 100026

March 1, 2022

JAK Opportunities LLC

17 State Street, 2100

New York, New York 10004

Re: Debenture

Dear Sirs and Madams:

Reference is made to the Debenture, dated January 26, 2022 (the “Debenture”), between Ucommune International Ltd and JAK Opportunities LLC (the “Holder”), as the holder thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Debenture.

Upon execution of this letter agreement, the Debenture shall be amended to add the following Section 9(j):

“j) Floor for Conversion Price of the Debentures. Notwithstanding anything to the contrary in the Transaction Documents, the Conversion Price of the Debentures shall in no event be lower than $0.30 (the “Floor Price”). The Floor Price shall be proportionately decreased upon a stock split or share subdivision of Ordinary Shares, and shall be proportionately increased in the case of a reverse stock split or share combination of Ordinary Shares. The Company agrees that while the Debentures remain outstanding, it will not issue Ordinary Shares or Ordinary Share Equivalents at a price per share or with a conversion or exercise price per share, as applicable, that is below the Floor Price without the prior written consent of the Holder.”

The Debenture and this letter agreement shall be read together and shall have the same effect as if the Debenture and this letter agreement were contained in one document. Except as expressly modified by this letter agreement, the terms and obligations of the Debenture and the Transaction Documents remain unchanged and the Debenture and Transaction Documents shall continue in full force and effect.

This letter agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

If you are in agreement with the foregoing, please have this letter agreement executed by your authorized representative and return a copy to the undersigned.

Very Truly Yours,

UCOMMUNE INTERNATIONAL LTD

By:	/s/ Xin Guan
Name:	Xin Guan
Title:	CEO

Confirmed and Agreed to:

JAK Opportunities LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner